Registration No. 333-207128 333-231455
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-207128
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-231455

UNDER THE SECURITIES ACT OF 1933
______________________
SPX FLOW, INC.
(Exact name of registrant as specified in its charter)
______________________

Delaware (State or other jurisdiction of incorporation or organization)	47-3110748 (I.R.S. Employer Identification No.)
______________________
SPX FLOW Stock Compensation Plan, as amended through the amendment and restatement effective restated May 8, 2019
(Full title of the plan)
______________________

13320 Ballantyne Corporate Place Charlotte, North Carolina (Address of registrant’s principal executive offices)	28277 (Zip Code)

Peter J. Ryan
Vice President, Chief People Officer and General Counsel
SPX FLOW, Inc.
13320 Ballantyne Corporate Place
Charlotte, North Carolina 28277
(Name and address of agent for service)
(704) 752-4400
(Telephone number, including area code, of agent for service)
_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer (Do not check if a smaller reporting company)	Smaller Reporting Company Emerging Growth Company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES
SPX FLOW, Inc. (the “Registrant”) is filing with the United States Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) to deregister all shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) originally registered by the Registrant pursuant to the Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) listed below, which have not been sold or otherwise issued as of the date of filing of these Post-Effective Amendments:

(1)	Registration Statement on Form S-8 No. 333-207128, filed with the SEC on September 25, 2015, pertaining to the registration of shares of Common Stock issuable pursuant to the SPX Flow Stock Compensation Plan; and

(2)	Registration Statement on Form S-8 No. 333-231455, filed with the SEC on May 14, 2019, pertaining to the registration of shares of Common Stock issuable pursuant to the SPX FLOW Stock Compensation Plan (as amended and restated as of May 8, 2019).

On April 5, 2022, the Registrant completed its previously disclosed merger with LSF11 Redwood Acquisitions, LLC, a Delaware limited liability company (“Parent”), that was contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 12, 2021, by and among the Registrant, Parent and Redwood Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. As a result of the Merger, each outstanding share of Common Stock was automatically converted into the right to receive cash in an amount equal to $86.50. In connection with the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina on this 5th day of April, 2022.

SPX FLOW, Inc.

By:	/s/ Peter J. Ryan
Peter J. Ryan
Vice President, Chief People Officer and General Counsel

    No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933.